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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of Sound Federal Bancorp following the Reorganization:

      Name                                             State of Incorporation
      ----                                             ----------------------
      Sound Federal Savings and Loan Association       Federal